HEARTLAND FINANCIAL USA, INC.

2012 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below is hereby granted a restricted stock unit award (“Award”) by Heartland Financial USA, Inc., a Delaware corporation (the “Company”), under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan (the “Plan”). This Award shall be subject to the terms of the Plan and the terms set forth in this restricted stock unit award agreement (“Award Agreement”).
Section 1.    Award. The Company hereby grants to the Participant this Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future once the Restricted Period ends, subject to the terms of this Award Agreement and the Plan.

Section 2.    Terms of Restricted Stock Unit Award.  The following words and phrases relating to this Award shall have the following meanings:

(a)The “Participant” is .

(b)The “Grant Date” is .

(c)The number of RSUs is.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.
Section 3.    Restricted Period.

(a)    The “Restricted Period” for each installment of RSUs set forth in the table immediately below (each, an “Installment”) shall begin on the Grant Date and end as described in the schedule set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

Installment	Restricted Period will end on:
1/3 of RSUs	3rd Anniversary of Grant Date
1/3 of RSUs	4th Anniversary of Grant Date
1/3 of RSUs	5th Anniversary of Grant Date

(b)    The Installments shall vest in whole increments only.

(c)    Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the RSUs shall cease immediately and the RSUs shall become fully vested immediately upon (i) the Participant’s Disability, (ii) the Participant’s death and (iii) a Change in Control that occurs on or before the Participant’s Termination of Service.

(d)    Notwithstanding the foregoing provisions of this Section 3, if the Participant’s Termination of Service occurs due to a Qualifying Retirement, all or a portion of the RSUs may be eligible to become vested as determined by the Committee in its sole discretion. The Restricted Period for any RSUs that become vested due to a Qualifying Retirement in accordance with this Section 3(d) shall end as of the date of the Qualifying Retirement, and the Participant shall forfeit any unvested RSUs as of such date. “Qualifying Retirement” means the voluntary termination of the Participant’s employment by the Participant on or after the date the Participant reaches the age of 62 and has at least five years of service with the Company or a Subsidiary, provided in that in order to constitute a Qualifying Retirement, the Participant must execute at the time of such termination or retirement (i) a general release and waiver of claims against the Company and (ii) a confidentiality, non-solicitation, and non-competition agreement with the Company, in each case in a form acceptable to the Company. Notwithstanding anything in this Award Agreement to the contrary, no RSUs shall become vested under this Award Agreement due to a Qualifying Retirement unless the Committee determines in its sole discretion that such RSUs shall become vested.

(e)    Except as set forth in Section 3(c) and Section 3(d) above, if the Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all right, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service.

Section 4.    Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)    Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within 30 days following the end of the respective Restricted Period.

(b)    Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(c)    Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 5.    Withholding.  All deliveries of Shares pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with this Award.  Except as may be provided otherwise by the Committee, such withholding obligations may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 6.    Non-Transferability of Award. This Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, this Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation or other disposition of this Award contrary to the provisions hereof, or the levy of any attachment or similar process upon this Award, shall be null and void and without effect.

Section 7.    No Rights as Stockholder. The Participant shall not have any rights of a Stockholder with respect to the RSUs, including but not limited to, dividend or voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above and issuance of a stock certificate or its equivalent as provided herein.

Section 8.    Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 9.    Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 10.    Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 11.    Not an Employment Contract. Neither this Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 12.    Amendment.  Without limitation of Section 15 and Section 16 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 13.    Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 14.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 15.    Section 409A Amendment. This Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 16.    Clawback. This Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the

Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

Heartland Financial USA, Inc.
By:
Name:

Participant
Name: